Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
National Technical Systems, Inc.

We consent to the incorporation by reference in this Current Report of National Technical Systems, Inc. on Form 8-K/A (File No. 0-16438) of our reports dated January 28, 2004, with respect to the financial statement of DTI Holdings, LLC for the years ended December 31, 2003 and 2002 included in the Form 8-K/A.

/s/ Grant Thornton, LLP

Appleton, Wisconsin
March 16, 2004